Exhibit 99.1

                           Mystic Financial, Inc.
----------------------------------------------------------------------------
                     60 High Street - Medford, MA 02155

FOR IMMEDIATE RELEASE
Date:     October 20,2004
Contact:  Anthony J. Patti
          Senior Vice President,
          Chief Financial Officer and Treasurer
          Phone:(781) 395-2800
          Fax: (781) 391-8297

                       MYSTIC FINANCIAL, INC. REPORTS
                  FINANCIAL RESULTS FOR THREE MONTHS ENDED
                             SEPTEMBER 30, 2004


MEDFORD, MA.

Mystic Financial, Inc. (Nasdaq: MYST) (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), today reported the operating results of the Company for the three months ended September 30, 2004.

For the three months ended September 30, 2004, the Company reported net income of $205,000 as compared to $440,000 for the three months ended September 30, 2003. The Company's basic earnings were $0.14 per share ($0.13 on a diluted basis) for the three months ended September 30, 2004 compared to $0.31 per share ($0.29 on a diluted basis) for the three months ended September 30, 2003.

For the three months ended September 30, 2004, net interest income increased by $449,000 or 14.9% to $3.5 million from $3.0 million for the three months ended September 30, 2003. Interest and dividend income increased by $104,000 to $5.4 million for the three months ended September 30, 2004 while interest expense decreased by $318,000 to $1.9 million for the three months ended September 30, 2004, predominantly as a result of a reduction in the interest rate paid on deposits and the prepayment of higher cost Federal Home Loan Bank of Boston borrowings. As a result, the interest rate spread increased to 3.06% for the three months ended September 30, 2004 from 2.78% for the three months ended


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Page 2 - Mystic Financial, Inc.

September 30, 2003 and the net interest margin increased to 3.28% from 2.98% for the same period.

Non-interest income decreased by $31,000 or 9.6% to $293,000 for the three months ended September 30, 2004 as compared to $324,000 for the three months ended September 30, 2003. Gains on the sale of loans decreased to $0 for the three months ended September 30, 2004 as compared to $63,000 for the three months ended September 30, 2003. Gains on the sale of securities decreased by $24,000 to $21,000 for the three months ended September 30, 2004 as compared to $45,000 for the same period last year.

Non-interest expense increased by $654,000 or 25.3% to $3.2 million for the three months ended September 30, 2004 as compared to $2.6 million for the three months ended September 30, 2003. Legal fees increased by $302,000, principally due to the previously announced merger agreement with Brookline Bancorp, Inc. The increase is also due to the cost of the branch office in Malden, Massachusetts opened in September 2003.

The provision for loan losses was $179,000 for the three months ended September 30, 2004 compared to $87,000 for the three months ended September 30, 2003. The increase in the provision was due to strong growth in both the residential and commercial loan areas.

The Company's total assets decreased to $439.4 million at September 30, 2004 from $441.2 million at June 30, 2004, a decrease of $1.8 million or 0.4%.

The Company's securities portfolio decreased to $75.9 million at September 30, 2004 from $100.0 million at June 30, 2004, a decrease of $24.1 million or 24.1%. Proceeds from the sales of $19.8 million in mortgage-backed securities were used to fund growth in residential and commercial loans.


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Page 3 - Mystic Financial, Inc.

The Company's net loans increased to $332.4 million at September 30, 2004, an increase of $20.6 million or 6.6% from the June 30, 2004 balance of $311.8 million. Growth in residential mortgage loans, commercial real estate loans, commercial loans, construction loans and home equity loans accounted for the increase.

The Company's deposits decreased to $339.1 million at September 30, 2004 from $351.4 million at June 30, 2004, a decrease of $12.3 million or 3.5%. Savings accounts decreased by $4.7 million or 5.6% to $78.3 million at September 30, 2004 from $83.0 million at June 30, 2004. Transaction accounts decreased by $5.4 million or 4.6% to $112.0 million at September 30, 2004 from $117.3 million at June 30, 2004. Certificates of deposit decreased by $1.3 million or 0.9% to $137.3 million at September 30, 2004 from $138.6 million at June 30, 2004. Attorneys' conveyancing deposit accounts (IOLTA) decreased by $1.0 million or 7.8% to $11.5 million at September 30, 2004 from $12.5 million at June 30, 2004.

On July 7, 2004, the Company announced a merger agreement with Brookline Bancorp, Inc. whereby the Company's stockholders will receive $39.00 per share in cash, 2.6786 shares of Brookline Bancorp stock, or a combination of cash and stock in exchange for their shares of the Company's stock. The merger agreement is subject to approval by banking regulators and the Company's stockholders.


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Page 4 - Mystic Financial, Inc.

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has seven banking offices in Medford, Arlington, Lexington, Bedford and Malden, Massachusetts. Press releases and SEC filings can be viewed on the Internet at our website www.medfordcoopbank.com.

Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Neither the Company nor the Bank undertakes to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


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                   Mystic Financial, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheets
                               (In Thousands)


                                                    September 30,    June 30,
                                                         2004          2004
                                                    -------------    --------
                                                           (Unaudited)

Assets
  Cash and cash equivalents                            $ 16,319      $ 15,701
  Securities available for sale                          66,132        88,724
  Securities held to maturity (fair value
   approximates $9,744 and $11,032,respectively)          9,787        11,287
  Loans, net of allowance for loan losses
   of $2,716 and $2,537, respectively                   332,362       311,806
  Other assets                                           14,822        13,674
                                                       --------      --------
      Total assets                                     $439,422      $441,192
                                                       ========      ========

Liabilities and Stockholders' Equity
  Deposits                                             $339,148      $351,407
  Federal Home Loan Bank borrowings                      57,052        47,861
  Other liabilities                                      15,470        15,184
                                                       --------      --------
      Total liabilities                                 411,670       414,452


  Total stockholders' equity                             27,752        26,740
                                                       --------      --------
      Total liabilities and stockholders'
       equity                                          $439,422      $441,192
                                                       ========      ========


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                   Mystic Financial, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Income
                (Dollars In Thousands, Except Per Share Data)


                                                              Three Months Ended
                                                        ------------------------------
                                                        September 30,    September 30,
                                                             2004             2003
                                                        -------------    -------------
                                                                  (Unaudited)

Interest and dividend income                             $    5,402       $    5,298
Interest expense                                              1,939            2,257
                                                         ----------       ----------
Net interest income                                           3,463            3,014
Provision for loan losses                                       179               87
                                                         ----------       ----------
Net interest income, after provision
 for loan losses                                              3,284            2,954
Non-interest income                                             293              324
Non-interest expense                                          3,241            2,587
                                                         ----------       ----------
Income before income taxes                                      336              691
Provision for income taxes                                      131              251
                                                         ----------       ----------
Net income                                               $      205       $      440
                                                         ==========       ==========

Earnings per share (basic)                               $     0.14       $     0.31
Earnings per share (diluted)                             $     0.13       $     0.29
Dividends per share                                      $    0.115       $     0.10
Weighted average shares outstanding:
  Basic                                                   1,479,409        1,425,284
  Diluted                                                 1,580,160        1,503,380
Financial ratios:
  Return on average equity                                     3.01%            6.88%
  Return on average assets                                     0.19%            0.41%
  Interest rate spread                                         3.06%            2.78%
  Net interest margin                                          3.28%            2.98%
  Non-performing assets as a percent of total assets           0.13%            0.56%

Book value per share at end of period                    $    18.74       $    18.31


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